Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Amended and Restated Stock Option and Restricted Stock Plan, 2018 Equity Incentive Plan, Aura Biosciences, Inc. 2021 Stock Option and Incentive Plan, and Aura Biosciences, Inc. 2021 Employee Stock Purchase Plan of our report dated August 9, 2021 (except for Note 16(E) as to which the date is October 25, 2021), with respect to the financial statements of Aura Biosciences, Inc. included in its Registration Statement (Form S-1 No. 333-260156) and related Prospectus of Aura Biosciences, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 29, 2021